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           Neenah Foundry Company Exploring Potential Sale Transaction

NEENAH, WI July 29, 2005

         Neenah Foundry Company and its indirect parent company, ACP Holding Company (collectively, the "Company"), announced today that Citigroup Global Markets Inc. has been engaged to assist in exploring the potential sale or merger of the Company or a significant portion of its assets or capital stock. Although there have been preliminary contacts with a number of potential purchasers, the process is in its early stages, no sale agreement has been reached and there can be no assurance as to whether, and if so when or at what price, structure and other terms and conditions, a transaction may occur. The Company undertakes no obligation to make any further announcement with respect to this process unless and until its Board of Directors has approved a definitive transaction.

ABOUT NEENAH FOUNDRY COMPANY

         The Company manufactures and markets a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the larger independent foundry companies in the country, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products.

FORWARD-LOOKING STATEMENTS

         This press release may be viewed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statement are based on the Company's current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The Company can give no assurance that its expectations will prove to be correct. Factors that could cause the Company's results and other developments to differ materially from current expectations include material disruptions to major industries served by the Company; developments affecting the valuation or prospects of the casting and forging industries generally or the Company in particular; and other factors described or referenced in the Company's Form 10-K for the year ended September 30, 2004 or subsequent SEC filings. Unless required by law, the Company does not undertake any obligation to update any of its forward-looking statements.

CONTACTS:
Neenah Foundry Company
William Barrett
920-725-7000